CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------------



                  We hereby consent to the incorporation by reference in the Registration Statement of Legg Mason, Inc. on Form S-8 (which registers 100,000 shares of Legg Mason, Inc. Common Stock under the Legg Mason Wood Walker, Incorporated Professional Branch Manager Phantom Stock Agreements) of our reports dated May 4, 2000, except for Note 17, as to which the date is May 26, 2000 and May 4, 2000, except for Note 4 as to which the date is May 26, 2000, relating to the financial statements and financial statement schedules, respectively, which appear in Legg Mason, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2000. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
January 2, 2001



                                                                Exhibit 23(a)